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                      June 17, 2024

       Eyal Barad
       Chief Executive Officer
       CNBX Pharmaceuticals Inc.
       #3 Bethesda Metro Center, Suite 700
       Bethesda, MD 20814

                                                        Re: CNBX
Pharmaceuticals Inc.
                                                            Form 10-K for the
Fiscal Year Ended August 31, 2023
                                                            Filed November 30,
2023
                                                            File No. 000-52403

       Dear Eyal Barad:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences